UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     In discussions with RiskMetrics Group, Borders Group, Inc. (the “Company”) has made the following commitments relating the Company’s Amended and Restated 2004 Long-Tern Incentive Plan (the “Plan”):
1. For fiscal years 2009, 2010 and 2011, the Company’s three-year average burn rate with respect to its equity awards under the Plan will not exceed 3.12% of the outstanding shares. The burn rate will be calculated as (a) the number of options, shares and share units granted under the Plan in each fiscal year to employees and non-employee directors divided by (b) the weighted average number of shares outstanding at the end of each fiscal year. Solely for purposes of applying the burn rate analysis to the number of shares granted in a year, share awards will count as equivalent to 1.5 option shares. This limitation shall not apply to awards settled in cash as opposed to the delivery of shares of common stock or to awards granted in connection with a change in control or a major restructuring.
2. The Company will reduce by 1,650,000 the number of shares available for grant under the Plan. On a pro-forma basis, this would have resulted in a reduction of shares available for grant under the Plan as of January 31, 2009 from 4,851,000 to 3,201,000. The reduction will be accomplished by amending the Plan to provide that the maximum number of shares available for awards under the Plan will be reduced from 3,000,000, subject to adjustment as provided in the Plan, to 1,350,000, subject to adjustment as provided in the Plan.